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                   AMENDMENT NO. 1 TO ASSET PURCHASE AGREEMENT


      This AMENDMENT NO. 1 TO ASSET PURCHASE AGREEMENT is dated as of July ___, 2003 and amends the original Asset Purchase Agreement (the "Original Agreement", and as amended, the "Agreement") dated as of May 29, 2003 (the "Agreement Date") by and between Princeton Video Image, Inc., a Delaware corporation ("Seller"), and PVI Virtual Media Services, LLC, a Delaware limited liability company ("Buyer"). All Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Original Agreement.

                              W I T N E S S E T H:

      WHEREAS, Seller is engaged in the Business;

      WHEREAS, Seller, on or about May 29, 2003 commenced a case (the "Chapter 11 Case") under chapter 11 of title 11 of the United States Code, 11 U.S.C. Sections 101 et seq. (the "Bankruptcy Code") in the United States Bankruptcy Court for the District of New Jersey (the "Bankruptcy Court"); and

      WHEREAS, Seller continues to desire to sell to Buyer all of the assets of the Business, and Buyer desires to purchase such assets, all in the manner and subject to the terms and conditions set forth in this Agreement and pursuant to Sections 105, 363, 365 and 1146 of the Bankruptcy Code and Fed. R. Bankr. P. 2002, 6004, 6006, 9014 and 9019.

      NOW, THEREFORE, the parties hereby agree to amend and supplement the Original Agreement as follows:


                                    ARTICLE I
                                   DEFINITIONS

            1.1 Defined Terms. As used in the Agreement, definitions of the following terms are amended in their entirety as follows:

            "Assumed Agreements" means all contracts and leases related to the Business listed on Exhibit A and all other contracts and leases related to the Business which Buyer agrees to assume by giving notice to Seller of such assumption within 10 days prior to Closing; and Buyer may also elect to remove any contract or lease from Exhibit A on notice to Seller given at least 5 days prior to Closing. Seller shall from time to time through Closing disclose to Buyer all contracts and leases it enters into so that Buyer may make the foregoing elections. In addition, Exhibit A shall be supplemented to include any agreement entered into after the date hereof between the Seller and CBS Sports which is required to be and has been approved by the Buyer.

            "Challenge Deadline" shall mean August 13, 2003.
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            "DIP Facility" means that certain Debtor-in-Possession Loan and
Security Agreement by and between Seller, as borrower, and Buyer, as lender, as amended, in the aggregate principal amount of up to $2.206 MILLION.

            "Excluded Assets" means (i) any Avoidance Actions under the Bankruptcy Code and any other claims or causes of action of any nature against any Person, other than Avoidance Actions and claims or causes of action against the Subsidiaries or the Buyer, (ii) any rights under any lease or executory contract which is not an Assumed Agreement, (iii) any real estate owned or leased by Seller except leases which are Assumed Agreements and (iv) all of Seller's interest in Princeton Video Image Europe, N.V.

            "Purchased Assets" means all of the tangible and intangible personal property of Seller, including all assets related to the Company's use, assembly, manufacture, design, development, marketing and sale of L-VIS(R) and iPoint(TM), wherever located, including, but not limited to: cash and cash equivalents; accounts receivable; interests in and any claims against the Subsidiaries, including, but not limited to, Avoidance Actions against the Subsidiaries; drawings; specifications; procedures; processes; complaint files; all records related to regulatory matters; Machinery and Equipment; fixtures; tooling; dies; molds; all computer generated drawings and information related to the Purchased Assets; computer hardware related to the Purchased Assets; Inventory; data bases; regulatory filings; assignable Permits; prepaid airtime, prepaid discounts, other obligations owing to the Seller; goodwill; all Intellectual Property; customer and prospect lists; all Assumed Agreements; the right to do business with existing customers and vendors; proprietary or other rights regarding the Business; sales and promotional materials, and all assets related to the developing and marketing a real-time video insertion system; with the exception of the Excluded Assets.

            "Sale Order" means an order substantially in the Form of Exhibit D entered by the Bankruptcy Court that includes (i) a finding that the Transaction is in good faith and otherwise satisfies the provisions of Section 363, including Sections 363(m) and (n), of the Bankruptcy Code; (ii) authorization and approval of the Transaction pursuant to this Agreement; (iii) a provision that the Purchased Assets are being transferred free and clear of all Interests;
(iv) a provision that the permits the Buyer to acquire the obligations represented by the Secured Loan Credit Amount from its Affiliates prior to the Closing and to "credit bid" and use the Secured Loan Credit Amount as a set off to its payment of the Purchase Price and (v) such other terms as Buyer or its counsel may reasonably require.
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                                   ARTICLE II
                            COVENANTS OF THE PARTIES

      In addition to the covenants of the parties set forth in the Original Agreement the parties covenant as follows:

            2.1 CBS Sports. Seller will continue to negotiate with CBS Sports for a contract to provide products and services during the fall professional and college football season. Seller shall obtain the prior written consent of Buyer prior to entering into any such agreement. If an agreement is reached with CBS Sports and approved by Buyer, such agreement shall automatically become an Assumed Agreement under this Agreement, and any machinery or equipment acquired by Seller to perform under such agreement shall be added to the list of machinery and equipment on Exhibit B and be acquired by Buyer.

                                   ARTICLE III
                                  MISCELLANEOUS

            3.1 No Other Changes. Except as set forth herein, the Original Agreement shall remain in full force and effect and nothing contained herein shall constitute a waiver of any rights of the Buyer, including, but not limited to, any rights which arise as a result of existing or future Events of Default or rights to insist upon strict observance of closing conditions, under the Original Agreement.

            3.2 Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument. Counterparts to this Amendment may be delivered via facsimile.
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            IN WITNESS WHEREOF, this Asset Purchase Agreement has been duly executed and delivered by the duly authorized officers of Seller and Buyer as of the date first above written.

                                    PVI VIRTUAL MEDIA SERVICES, LLC


                                    By: /s/ Lawrence Burian
                                        ----------------------------------
                                    Name: Lawrence J. Burian
                                          -------------------------------
                                    Title: Manager
                                           -------------------------------


                                    PRINCETON VIDEO IMAGE, INC.


                                    By: /s/ James Green
                                        ----------------------------------
                                    Name:  James Green
                                           ------------------------------
                                    Title: President
                                           ------------------------------